Exhibit 1.01

BWX Technologies, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2024

In this Report, unless the context otherwise indicates, "BWXT," "we," "us" and "our" mean BWX Technologies, Inc. and its consolidated subsidiaries.

Statements we make in this Conflict Minerals Report (the "Report"), which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements relating to our compliance efforts and expected actions identified under the "Steps to be Taken" section of this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other things, our ability to implement improvements in our conflict minerals program and identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our other filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

This Report for the year ended December 31, 2024 (the "Reporting Period") is presented to comply with Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Rule, through Form SD, imposes certain reporting obligations on public companies that manufacture or contract to manufacture products containing conflict minerals that are necessary to the functionality or production of their products. Form SD defines "conflict minerals" as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are currently limited to tin, tantalum and tungsten. We identified tin, tantalum, tungsten and gold ("3TG") that are necessary to the functionality or production of certain products that we manufactured or contracted to manufacture during the Reporting Period. In accordance with the instructions to Form SD and the Rule, this Report has not been audited by an independent private sector auditor.

OVERVIEW

Our Company

BWXT is a specialty manufacturer of nuclear components, a developer of nuclear technologies and a service provider with an operating history of more than 100 years. We operate in two reportable segments: Government Operations and Commercial Operations. Our reportable segments are further described as follows:

•Through our Government Operations segment, we engineer, design and manufacture precision naval nuclear components, reactors and nuclear fuel for the U.S. Department of Energy ("DOE")/National Nuclear Security Administration's ("NNSA") Naval Nuclear Propulsion Program. In addition, we supply proprietary and sole[1]source valves, manifolds and fittings to global naval and commercial shipping customers. Our Government Operations segment specializes in the design and manufacture of close-tolerance and high-quality equipment for nuclear applications. In addition, we are a leading manufacturer of critical nuclear components, fuels and assemblies for government and limited other uses. We have supplied nuclear components for DOE programs since the 1950s and are the largest domestic supplier of research reactor fuel elements for colleges, universities and national laboratories. We also downblend Cold War-era government stockpiles of high-enriched uranium. In addition, we have over 100 years of experience in supplying components for defense applications. We work closely with the DOE-supported nuclear non-proliferation program. Currently, this program is assisting in the development of a high[1]density, low-enriched uranium fuel required for high-enriched uranium test reactor conversions. We have also been a leader in the receipt, storage, characterization, dissolution, recovery and purification of a variety of uranium-bearing materials. All phases of uranium downblending and uranium recovery are performed at our Lynchburg, Virginia and Erwin, Tennessee sites. The demand for nuclear components by the U.S. Government determines a substantial portion of this segment's backlog. We expect that orders for nuclear components will continue to be a significant part of backlog for the foreseeable future. In March 2024, the U.S. Navy issued its 30-year shipbuilding plan containing three alternative procurement profiles based upon varied funding assumptions. All three indicate growth in the total number of ships and a sustained, or increased, procurement profile for nuclear-powered submarines and aircraft carriers. We plan to make additional capital expenditures and investments in personnel to meet the current demand requirements, and we expect to continue making such expenditures and investments in the future. 1 Table of Contents This segment also provides various services to the U.S. Government by managing and operating high-consequence operations at U.S. nuclear weapons sites, national laboratories and manufacturing complexes. The revenues and equity in income of investees under these types of contracts are largely a function of spending by the U.S. Government and the performance scores we and our consortium partners earn in managing and operating these sites. With our specialized capabilities of full life-cycle management of special materials, facilities and technologies, we believe that we are well-positioned to continue participating in the ongoing cleanup, operation and management of critical government-owned nuclear sites, laboratories and manufacturing complexes maintained by the DOE, NASA and other federal agencies. The Government Operations segment is also a leader in the development of advanced nuclear reactors for a variety of power and propulsion applications in the space and terrestrial domains. U.S. Government customers for these applications include NASA, the U.S. Department of Defense ("DoD") and the DOE. We offer complete advanced nuclear fuel and reactor design and engineering, licensing and manufacturing services for these programs.
•Through our Commercial Operations segment, we design and manufacture commercial nuclear steam generators, heat exchangers, pressure vessels, reactor components and other auxiliary equipment, including containers for the storage of spent nuclear fuel and other high-level nuclear waste. We have supplied the nuclear industry with more than 1,300 large, heavy components worldwide and are the only commercial heavy nuclear component manufacturer in North America. This segment is also a leading supplier of nuclear fuel, fuel handling systems, tooling delivery systems, nuclear-grade materials and precisely machined components, and related services for CANDU nuclear power plants. This segment also provides a variety of engineering and in-plant services and is a significant supplier to nuclear power utilities undergoing major refurbishment and plant life extension projects. Our in-depth knowledge comes from over 50 years of experience in the design, manufacturing, commissioning and service of nuclear power generation equipment. Our Commercial Operations segment specializes in performing full-scope, prototype design work coupled with manufacturing integration. This segment's capabilities include: steam generation and separation equipment design and development; thermal-hydraulic design of reactor plant components; in-plant inspection, maintenance and modification services; nuclear component modification and replacement; commercial nuclear fuel design and manufacturing; nuclear fuel handling system design, manufacturing, delivery, installation and commissioning; containers for the storage of spent nuclear fuel and other high-level waste; structural and thermal-hydraulic design and vibration analysis for heat exchangers; structural component design for precision manufacturing; materials expertise in high-strength, low-alloy steels and nickel-based materials; material procurement of tubing, forgings and weld wire; and metallographic and chemical analysis. This segment also manufactures and supplies products for diagnostic imaging and radiotherapeutic treatments and is a partner for contract development and manufacturing services for life science and pharmaceutical companies. Among its offerings are the manufacture of medical radioisotopes, radiopharmaceuticals and medical devices, as well as partnerships with life science and pharmaceutical companies developing new drugs. Our Commercial Operations segment's overall activity primarily depends on the demand and competitiveness of nuclear energy and the demand for critical medical radioisotopes and radiopharmaceuticals. A significant portion of our Commercial Operations segment's operations depends on the timing of maintenance outages and the cyclical nature of capital expenditures and major refurbishments for nuclear utility customers, principally in the Canadian market, which could cause variability in our financial results.

Product Descriptions

We conducted an analysis of our products to determine which were likely to contain 3TG. We have identified 3TG in certain of our products, such as computerized controls for robotic and industrial systems, within our Government Operations and Commercial Operations segments that are necessary to the functionality or production of products that we manufactured or contracted to manufacture during the Reporting Period.

Our Supply Chain and the Reasonable Country of Origin ("RCOI") Process

Our operations use materials, such as carbon and alloy steels, in various forms and components and accessories for assembly, which are available from numerous sources. We generally purchase materials and components as needed for individual contracts.

As noted above, we manufacture a variety of products for which materials included in those products may differ from year to year. These products are highly complex, typically containing thousands of parts from many suppliers throughout the world. We may purchase the same materials from multiple different suppliers and distributors. These suppliers and distributors often obtain their materials from lower tier suppliers. Accordingly, our supply chain is deep and identifying the ultimate source of materials supplied to us is difficult. We rely on our direct suppliers to work with their suppliers to provide information on the smelters and origin of the 3TG contained in components and materials supplied to us.

During the Reporting Period, our compliance efforts included both our U.S. and non-U.S. locations. For each of the products that we identified as containing 3TG necessary to their functionality or production, we identified the suppliers that provided the materials containing the 3TG. Additionally, we validated our scoping conclusions from prior years to determine if any new products or materials containing 3TG should be added to our compliance efforts. Following this validation, we identified twenty-six suppliers that provided 3TG in products we manufacture or contract to manufacture in the Reporting Period.

We utilized the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative's Conflict Minerals Reporting Template ("CMRT") to survey the suppliers identified through the procedures above on their sourcing of the 3TG that we identified in our products. The purpose of the CMRT is to guide companies through collecting supplier data on 3TG within their supply chains. Companies utilize the CMRT to meet conflict minerals reporting requirements and publicly disclose sourcing information to investors and customers. The CMRT facilitates the transfer of supply chain data between companies and their suppliers, including information about the mineral’s country of origin and its utilized smelters and refiners.

As a result of the RCOI process described above, we determined that we may have some suppliers that sourced 3TG from the DRC Region and proceeded to conduct due diligence on our supplier base, as described below.

DUE DILIGENCE

Design of Due Diligence

We have designed our due diligence procedures to conform, in all material respects, with the due diligence framework presented by the Organization for Economic Co-operation and Development ("OECD") in the publication OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related Supplements for gold, tin, tantalum and tungsten.

Due Diligence Performed

Establish Strong Company Management Systems

Conflict Minerals Policy

We established a conflict minerals policy related to our sourcing of 3TG, which is posted on our website at www.bwxt.com within the "Investors" section under the "Corporate Governance" subsection under "Governance Documents."

Internal Team

We commissioned a Conflict Minerals Working Group comprised of individuals in management positions across the legal, procurement, compliance and internal audit functions. This Working Group is led by members of our leadership team. The Conflict Minerals Working Group governs our conflict minerals compliance effort and is responsible for providing guidance and direction for the implementation and management of our conflict minerals program, as well as specific tasks relevant to their respective functional areas.

Control Systems and Grievance Mechanism

We do not typically have a direct relationship with smelters and refiners. However, we have controls in place designed to uphold our core values and ethical standards in our interactions with customers, vendors, suppliers, shareholders, fellow employees and others.

These controls include our Code of Business Conduct (the "Code") that outlines expected behaviors for all employees, vendors and independent contractors. The Code is publicly available on our website within the "Investors" section under the "Corporate Governance" subsection under "Governance Documents." To this end, anyone can utilize the BWXT Help Line as detailed in our Code to proactively report a concern or violation of our Code or policies, including our conflict minerals policy and related program efforts. We also have company-wide document retention policies. These policies extend to the documentation accumulated in performing our due diligence procedures.

Supplier Engagement

We have communicated with suppliers potentially affected by our Conflict Minerals Policy and compliance efforts, as identified through our RCOI process, our expectation that they assist us in complying with our conflict minerals program, including obtaining information to identify the source and support chain of custody of the 3TG identified in our products. We have provided suppliers access to our Conflict Minerals Policy through the website above or upon request. In addition, we have developed internal protocols and procedures for engaging with suppliers who fail to comply, or inadequately comply, with our conflict minerals compliance efforts.

Identify and Assess Risks in the Supply Chain

We surveyed twenty-six suppliers identified as potentially providing materials or components containing 3TG supporting our manufacturing operations during the Reporting Period. Of these, twenty-five responded to our survey requests, including twenty-three through the CMRT and two company statements.

We reviewed survey responses that we received to determine which of them required further engagement based on our risk assessment parameters. All completed surveys and other responses were reviewed for completeness and consistency of information. We performed further due diligence and engagement with suppliers as necessary based upon our risk assessment parameters to obtain additional information or request clarification. Also, if a supplier responded at the product level that they were sourcing 3TG from the DRC Region and provided a smelter list, we verified that the smelters they identified as sourcing 3TG from the DRC Region were certified conflict-free through the CMRT. Ultimately, we rely on suppliers to provide us with the information about the source of 3TG contained in the components supplied to us.

Design and Implement a Strategy to Respond to Identified Risks

We report our findings annually to the Conflict Minerals Working Group prior to the issuance of our Form SD and this Report. We also report any significant due diligence findings to the Conflict Minerals Working Group as they arise (for example, if we find that we source 3TG that directly or indirectly finances or benefits armed groups, or are under the control of armed groups, in the DRC Region). At this time, we have found no instance where it was necessary to implement risk mitigation efforts as a result of a supplier's response to our information request.

In addition to our annual survey process and due diligence efforts, we have adopted a Risk Management and Corrective Action Plan to manage risks related to changes in products or suppliers and to proactively mitigate the risks of conflict minerals entering into our supply chain through the following procedures:

•Established conflict minerals policy: BWXT's conflict minerals policy sets the expectation that all suppliers will implement policies and procedures to support BWXT's efforts to comply with the conflict minerals rule; and

•Instituted contract language: BWXT has developed contract language echoing the sentiment of the conflict minerals policy, and this language has been and will continue to be distributed to suppliers.

We have also adopted a Corrective Action Plan for suppliers that do not comply with the company's requests for information and support in relation to conflict minerals.

Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not typically have a direct relationship with smelters and refiners and therefore do not perform or direct audits of these entities. However, we rely on third-party assurances and certifications, such as the Conflict Free Sourcing Initiative's Conflict-Free Smelter Program.

Report on Supply Chain Due Diligence

This Report, which constitutes our annual report on our due diligence efforts, is available on our website at www.bwxt.com within the "Investors" section under the "Financials" subsection under "SEC Filings" and is filed with the SEC.

RESULTS OF DUE DILIGENCE

Efforts to Determine Mine or Location of Origin

Given that we do not have established relationships with the ultimate smelters and refiners from which the 3TG in our products is sourced, we have made a good faith effort to determine the mines or locations of origin of 3TG in our supply chain by requesting our suppliers complete the CMRT.

Processing Facilities and Country of Origin

Of the suppliers surveyed, fourteen completed the CMRT at the company, business unit or entity level and are unable to represent that 3TG from the processing facilities they listed had actually been included in components that they supplied to us. Only nine of our suppliers identified a smelter list in their CMRT at the product level. As our suppliers are otherwise largely unable to provide us with the information necessary to determine country of origin at the product level, or failed to provide information on their smelters or refiners, we are unable to provide smelter and refiner names and country of origin of the necessary 3TG in this Report at this time. We will continue to work with our suppliers to obtain smelter information at the product level.

STEPS TO BE TAKEN

We are committed to complying with the provisions of the Rule and Form SD and expect to continue our efforts to improve our conflict minerals program and related due diligence. Our next steps may include, but are not limited to the following:

•Continuing to work with suppliers to increase our response rate and improve the content of responses to assist in our RCOI process and our efforts to determine the processing facilities for and country of origin of our 3TG with the greatest specificity possible;
•Developing a master smelter list based on our RCOI process and associated due diligence; and
•Further refining our strategy to respond to identified risk, including but not limited to, potential actions to be taken against suppliers that do not respond to our requests or do not provide reasonable information to support our due diligence activities.